Exhibit 99.1
Virtusa Announces First Quarter Fiscal Year 2009 Financial Results and Share
Repurchase Plan
•	First quarter revenue of $42.5 million increased 14% year-over-year

•	Commenced work with 7 new clients in the first quarter

•	Board authorizes share repurchase program of up to $15 million of common stock
Westborough, MA – (July 30, 2008) – Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported its financial results for the first quarter of fiscal year 2009.
First Quarter Fiscal 2009 Financial Results
For the first quarter of fiscal 2009, Virtusa’s revenue increased 14% year-over-year, to $42.5 million.
Virtusa reported income from operations of approximately break-even for the first quarter of fiscal 2009. Income from operations was $3.2 million for the first quarter of fiscal 2008.
Net income for the first quarter of fiscal 2009 was $0.8 million, or $0.03 per diluted share, compared to $2.7 million, or $0.13 per diluted share for the first quarter of fiscal 2008. Earnings per share for the first quarter of fiscal 2009 reflects a 23% year-over-year increase in diluted shares outstanding primarily due to the successful completion of the Company’s initial public offering.
The Company ended the first quarter 2009 with $94.8 million of cash and cash equivalents, short-term investments and long-term investments.
Kris Canekeratne, Virtusa’s Chairman and CEO, stated “In the first quarter, our business excluding British Telecom was inline with our expectations, growing 20% year-over-year. This was driven by strength in our financial services industry group, as well as by increased contribution from our non-Top 10 clients, validating our belief that recent client additions will build the foundation for sustainable, long term growth.”  Canekeratne continued, “British Telecom continues to be a strategic partner, and we remain confident in the long term success of the relationship.”
“We remain committed to managing our business for long-term, profitable growth,” said Tom Holler, Chief Financial Officer. “Our current guidance for 2009 reflects revised revenue expectations for British Telecom and near-term general economic weakness. Our guidance also considers plans to increase utilization and expand profit margins in the second half of this fiscal year,” Holler concluded.
In addition, Virtusa’s board of directors authorized a share repurchase program of up to $15 million of the Company’s common stock over the next twelve months. Share repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18 of the Exchange Act of 1934. While the board of directors has approved the share purchasing guidelines, the timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, at its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time. The Company’s fiscal year 2009 current financial guidance does not consider any potential impact from the share repurchase program.

Financial Outlook
Virtusa management provided the following current financial guidance:
•	Second quarter 2009 revenue is expected to be in the range of $41.5 to $43.0 million, with diluted EPS of $(0.06) to $0.01.

•	Fiscal year 2009 revenue is expected to be in the range of $172 to $180 million, with diluted EPS of $0.20 to $0.42.
The Company’s second quarter and fiscal year 2009 diluted EPS estimates assume an average share count of approximately 24.4 million (assuming no further exercises of stock-based awards and assuming the realization of net profit in the fiscal second quarter) and assumes a stock price of $6.42, which was derived from the average closing price of our stock over the five trading days ended on July 25, 2008. Deviations from this stock price will cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights. The second quarter and fiscal year 2009 average share counts do not consider the impact of the new share repurchase program. The second quarter and fiscal year 2009 average share counts are higher year-over-year by approximately 5%, primarily due to the Company’s IPO in August 2007.
Conference Call and Webcast
Virtusa will host a conference call today, July 30, 2008 at 5:00 pm Eastern time to discuss the Company’s first quarter 2009 financial results, current financial guidance and other corporate developments. To access this call, dial 888-277-7115 (domestic) or 913-312-0660 (international). A replay of this conference call will be available through August 6, 2008 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 9514892. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.
About Virtusa Corporation
Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.
Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.
“Virtusa” is a registered trademark of Virtusa Corporation.
Forward-Looking Statements
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, the share repurchase program, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  our dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; our ability to expand our business or effectively manage growth; restrictions on immigration; the loss of any key member of our senior management team, increasing competition in the IT services outsourcing industry; our ability to hire and retain enough sufficiently trained IT professionals to support our operations; quarterly fluctuations in our earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, our ability to attract and retain clients and meet their expectations; our ability to sustain profitability or maintain profitable engagements; our ability to successfully manage our billing and utilization rates and our targeted on-site to offshore delivery mix; technological innovation; our ability to effectively manage our facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in our operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to us by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to us; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ending March 31, 2008, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30, 2008	March 31, 2008
Assets:
Cash and cash equivalents	$37,993	$41,047
Short-term investments	34,685	40,816
Accounts receivable, net	29,297	34,716
Unbilled accounts receivable	6,868	4,233
Prepaid expenses	5,254	4,025
Deferred income taxes	2,972	901
Other current assets	5,486	6,349

Total current assets	122,555	132,087

Property and equipment, net	18,668	16,833
Long-term investments	22,089	17,091
Restricted cash	3,986	4,361
Deferred income taxes	5,220	4,429
Other long-term assets	6,099	5,969

Total assets	$178,617	$180,770

Liabilities:
Accounts payable	$3,385	$3,726
Accrued employee compensation and benefits	7,227	10,424
Accrued expenses — other	11,275	8,375
Deferred revenue	377	351
Income taxes payable	218	403

Total current liabilities	22,482	23,279
Long-term liabilities	4,392	1,657

Total liabilities	26,874	24,936

Stockholders’ equity	151,743	155,834

Total liabilities and stockholders’ equity	$178,617	$180,770

Virtusa Corporation and Subsidiaries
Consolidated Statements of Income
(In thousands except per share amounts, unaudited)

	Three Months Ended
	June 30,
	2008	2007
Revenue	$42,543	$37,446
Costs of revenue	28,068	21,598

Gross profit	14,475	15,848

Total operating expenses	14,464	12,660

Income from operations	11	3,188

Other income (expense)
Interest income, net	757	496
Foreign currency transaction gains (losses)	16	(307)
Other, net	7	—

Total other income	780	189

Income before income tax expense	791	3,377
Income tax expense (benefit)	(54)	689

Net income	$845	$2,688

Net income per share of common stock:
Basic	$0.04	$0.15

Diluted	$0.03	$0.13

Weighted average number of common shares outstanding
Basic (1)	23,052	18,428

Diluted	24,731	20,160

(1)	The net income per share calculations for the three months ended June 30, 2007 give effect to the automatic conversion of the redeemable convertible preferred stock into 11,425,786 shares of common stock upon the completion of the Company’s initial public offering on August 8, 2007.
Media Contact:
Brian Ruby/Susan Hartzell
ICR
brian.ruby@icrinc.com, 203-682-8268
susan.hartzell@icrinc.com, 203-682-8238
Investor Contact:
Staci Strauss Mortenson/Kori Doherty
ICR
staci.mortenson@icrinc.com, 203-682-8273
kori.doherty@icrinc.com, 617-956-6730